UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2005

Commission File Number 1-9929

Insteel Industries, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	56-0674867

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1373 Boggs Drive, Mount Airy, North Carolina	27030

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 786-2141

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     At the February 15, 2005 meeting of the Insteel Industries, Inc. (the “Company”) Board of Directors, upon recommendation by the Executive Compensation Committee, the Board of Directors approved modifications to the Insteel Industries, Inc. Director Compensation Plan (adopted February 3, 1998 and amended July 20, 2004) setting forth compensation to be paid to non-employee directors. Effective as of February 15, 2005, the compensation for the non-employee members of the Company’s Board of Directors will be as described below:

     Compensation for non-employee directors will include an annual retainer of $30,000 ($33,000 for the Committee Chairmen), and an annual grant of restricted stock of Insteel Industries, Inc. worth $30,000 valued at the close of business on the date of the Annual Meeting of Shareholders. Additionally, directors are reimbursed for travel and other out-of-pocket expenses incurred by them that are incidental to the performance of their duties. In connection with the increase in the annual retainer, non-employee directors will no longer receive fees for attending board or committee meetings.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     At the February 15, 2005 meeting of the Company’s board of directors, Howard O. Woltz, Jr., the Company’s chairman and an executive officer, announced his plans to retire as an employee of the Company at a future date yet to be determined for personal reasons. Mr. Woltz will continue to serve in his role as chairman.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INSTEEL INDUSTRIES, INC. Registrant
Date: February 18, 2005	By:	/s/ H.O. Woltz III
H.O. Woltz III
President and Chief Executive Officer

Date: February 18, 2005	By:	/s/ Michael C. Gazmarian
Michael C. Gazmarian
Chief Financial Officer and Treasurer